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                                                                  EXHIBIT 10.10

                                      NOTE

$3,000,000                           Dated                        June 19, 1992


         Undersigned hereby promises to pay to the order of Aleksander Szlam the sum of Three Million Dollars ($3,000,000) together with interest thereon at the prime rate stated in the Wall Street Journal on the last day of the applicable quarter plus 1%, such interest payable quarterly in arrears on the first day of each quarter beginning October 1, 1992. The principal is due in sixteen (16) equal quarterly installments beginning July 1, 1996, all at such place as Payee may direct.

         This note may be prepaid without premium, in whole or in part, at any time and from time to time. Any such prepayment shall be applied first to accrued, unpaid interest and thereafter to principal.

         In the event of a failure by Undersigned to make any payment required hereunder ("default") when due or if Aleksander Szlam's direct or indirect ownership of Melita International Corporation falls below seventy-five percent (75%) of the outstanding common stock, the entire principal and interest hereunder shall, at the option of the Payee, exercisable at any time following the tenth day after notice of such default, become immediately due and payable at the rate of prime plus one (1%) per year, compounded annually, until paid.

         WITNESS the hand of Undersigned.

                                   By:  Melita International Corporation

/s/                                /s/ Aleksander Szlam
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     Vice President, Finance       Title:  President & Chief Executive Officer


                                   Date:    6/19/92
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          Corporate Seal



/s/
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             Secretary